UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2022 (December 23, 2022)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

A&R Purchase Agreement

As previously disclosed, on September 6, 2022 (the “Original Execution Date”), EQT Corporation (“EQT”) and its wholly owned subsidiary, EQT Production Company (the “Buyer” and, together with EQT, the “EQT Parties”), entered into a Purchase Agreement (the “Purchase Agreement”) with THQ Appalachia I, LLC (the “Upstream Seller”), THQ-XcL Holdings I, LLC (the “Midstream Seller” and, together with the Upstream Seller, the “Sellers”) and the subsidiaries of the Sellers named on the signature pages thereto (together with the Sellers, the “Tug Hill Parties”) pursuant to which the EQT Parties have agreed to acquire (the “Acquisition”) the Sellers’ upstream oil and gas assets and gathering and processing assets through the Buyer’s acquisition of all of the issued and outstanding membership interests of each of THQ Appalachia I Midco, LLC and THQ-XcL Holdings I Midco, LLC.

Also as previously disclosed, the EQT Parties and the ultimate parent entities of the to-be-acquired interests and assets each received a request for additional information and documentary materials (the “Second Request”) from the U.S. Federal Trade Commission (the “FTC”) in connection with the FTC’s review of the Acquisition. The Second Request extends the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, until 30 days after the parties have substantially complied with the Second Request, unless that period is terminated sooner by the FTC. As a result, subject to certain exceptions provided in the Purchase Agreement, either the Buyer or the Sellers had the right to terminate the Purchase Agreement if the Acquisition did not close by December 30, 2022 (the “Original Outside Date”).

Accordingly, on December 23, 2022 (the “A&R Execution Date”), the EQT Parties and the Tug Hill Parties entered into an Amended and Restated Purchase Agreement (the “A&R Purchase Agreement”), which amends and restates the Purchase Agreement in its entirety and, among other things, extends the Original Outside Date to December 29, 2023. The A&R Purchase Agreement also contains other amendments to the Purchase Agreement that are related to such extension, including modifications to certain purchase price adjustments and interim period operating covenants for the period beginning after the A&R Execution Date.

Pursuant to the Purchase Agreement, within two business days after the Original Execution Date, the Buyer deposited $150.0 million (together with any interest accrued thereon, the “Escrowed Amount”) into escrow, which was to be applied towards the cash consideration to be paid by the Buyer at the closing of the Acquisition (or, had the Purchase Agreement been terminated in accordance with its terms and conditions, the Escrowed Amount would have been disbursed to the Buyer or the Sellers as provided in the Purchase Agreement). Pursuant to the A&R Purchase Agreement, on the A&R Execution Date, the Buyer and the Sellers instructed the escrow agent to release the Escrowed Amount to the Sellers, to be used exclusively to pay down certain of the Upstream Seller’s existing indebtedness, and the Upstream Seller issued to the Buyer an unsecured promissory note in an amount equal to the Escrowed Amount (the “Note”). The maturity date of the Note is one year after the Termination Date (as defined in the A&R Purchase Agreement). Prior to the Termination Date, interest on the Note will accrue on the outstanding principal amount at the rate of 0.0% per annum; thereafter, interest will accrue on the outstanding principal amount at the rate of 10.0% per annum, with such rate increasing in increments of 0.50% on each quarterly interest payment date. Upon consummation of the Acquisition, the loans outstanding under the Note will be applied towards the cash consideration to be paid by the Buyer at the closing of the Acquisition and such loans will be extinguished. If, however, the A&R Purchase Agreement is terminated and the Sellers are entitled pursuant to the terms of Section 13.2(b) of the A&R Purchase Agreement to, and elect to, retain the Deposit (as defined in the A&R Purchase Agreement), then the loans outstanding under the Note would be applied towards the Sellers’ receipt of the Deposit in accordance with Section 13.2(b) of the A&R Purchase Agreement and such loans would be extinguished.

The foregoing description of the A&R Purchase Agreement and the Acquisition does not purport to be complete, is subject to and is qualified in its entirety by reference to the copy of the A&R Purchase Agreement attached hereto as Exhibit 2.1. The representations, warranties and covenants contained in the A&R Purchase Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the A&R Purchase Agreement, (b) are subject to materiality qualifications contained in the A&R Purchase Agreement, which may differ from what may be viewed as material by investors, (c) were made only as of the date of the A&R Purchase Agreement or such other date as is specified in the A&R Purchase Agreement and (d) have been included in the A&R Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the A&R Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the A&R Purchase Agreement, and not to provide investors with any other factual information regarding the parties thereto or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the A&R Purchase Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the A&R Purchase Agreement, which subsequent information may or may not be fully reflected in EQT’s public disclosures. The A&R Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding EQT that is or will be contained in EQT’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents that EQT files with the Securities and Exchange Commission.

Term Loan Credit Agreement and Bridge Loan Facility

Concurrently with entry into the Purchase Agreement, EQT entered into a debt commitment letter that was subsequently amended and restated on September 20, 2022. Pursuant to such amended and restated debt commitment letter, Royal Bank of Canada, PNC Bank, National Association, Mizuho Bank, Ltd. and certain other financial institutions have committed, subject to satisfaction of standard conditions, to provide EQT with an unsecured bridge loan facility in an aggregate principal amount of $1.25 billion (the “Bridge Loan Facility”) and an unsecured term loan facility in an aggregate principal amount of $1.25 billion. On November 9, 2022, EQT entered into a Credit Agreement (the “Term Loan Credit Agreement”) with PNC Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other lenders parties thereto (the “Lenders”), under which EQT may obtain unsecured term loans in a single draw in an aggregate principal amount up to $1.25 billion to partially finance the Acquisition.

On December 23, 2022, in connection with EQT’s entry into the A&R Purchase Agreement, EQT, the Lenders and the Administrative Agent entered into an amendment to the Term Loan Credit Agreement (the “Term Loan Credit Agreement Amendment”) to extend the termination date for Lender commitments under the Term Loan Credit Agreement to June 30, 2023.

Approximately $990 million of the commitments under the Bridge Loan Facility were previously terminated in connection with EQT’s issuance of certain senior notes. The remaining commitments under the Bridge Loan Facility were terminated by EQT on December 23, 2022, as EQT determined that the remaining commitments were no longer necessary to finance the Acquisition.

The foregoing description of the Term Loan Credit Agreement Amendment does not purport to be a complete statement of the parties’ rights and obligations under the Term Loan Credit Agreement Amendment and the transactions contemplated by the Term Loan Credit Agreement Amendment, and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K and the information set forth in Items 1.01 and 3.02 of the Current Report on Form 8-K filed by EQT on September 7, 2022 (the “Original Execution 8-K”) is incorporated by reference in response to this Item 3.02. As previously disclosed in the Original Execution 8-K, the issuance of the shares of EQT common stock as a part of the consideration for the Acquisition will be completed in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
2.1*	Amended and Restated Purchase Agreement, dated December 23, 2022, by and among THQ Appalachia I, LLC, THQ-XcL Holdings I, LLC, the subsidiaries of the foregoing entities named on the signature pages thereto, EQT Production Company and EQT Corporation.
10.1	First Amendment to Credit Agreement, dated as of December 23, 2022, by and among EQT Corporation, PNC Bank, National Association, as administrative agent, and the other lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. EQT Corporation hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: December 27, 2022	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Executive Vice President, General Counsel and Corporate Secretary